Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Alesco Financial, Inc. (formerly Sunset Financial Resources, Inc.)

Philadelphia, PA

We hereby consent to the incorporation by reference in the Registration Statement on Form S3 of our reports dated March 13, 2006, relating to the consolidated financial statements of Sunset Financial Resources, Inc., the effectiveness of Sunset Financial Resources, Inc.’s internal control over financial reporting, and schedules of Sunset Financial Resources, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hancock Askew & Co., LLP

Savannah, Georgia

October 19, 2006